EXHIBIT 99.1
News Release

Contacts:
Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2014

WEST CHESTER, OH, April 22, 2014 – AK Steel (NYSE: AKS) today reported its financial results for the first quarter of 2014.

1st Quarter 2014 Performance Summary

•	Shipments of 1,262,100 tons

•	Sales of $1.38 billion with an average selling price of $1,096 per ton

•	Net after-tax loss of $86.1 million, or $0.63 per diluted share

•	Adjusted net after-tax loss of $54.4 million, or $0.40 per diluted share, for adjustment of non-cash income tax charge

•	Completed a new $1.1 billion credit facility expiring in 2019

•	Ended 1Q with strong liquidity of approximately $787 million

AK Steel reported a net loss of $86.1 million, or $0.63 per diluted share of common stock, for the first quarter of 2014, compared to a net loss of $9.9 million, or $0.07 per diluted share, for the first quarter of 2013 and net income of $35.2 million, or $0.26 per diluted share, for the fourth quarter of 2013. The company reported an adjusted EBITDA loss (as defined in the “Non-GAAP Financial Measures” section below) of $2.8 million, or $2 per ton, for the first quarter of 2014 compared to adjusted EBITDA of $66.8 million, or $52 per ton, for the year-ago first quarter and adjusted EBITDA of $87.2 million, or $61 per ton, for the fourth quarter of 2013. The first quarter 2014 results were negatively affected by both a planned and an unplanned blast furnace outage, higher energy costs as a result of the extreme weather conditions and a legal settlement. Income taxes differ from the amount included in the company’s previous earnings guidance, primarily as a result of computing income tax expense using the discrete method as compared to the effective tax rate method used in the earnings guidance. As a result of using the discrete method, net loss for the first quarter of 2014 included a non-cash income tax charge of $31.7 million, or $0.23 per diluted share, relating to a change in the company’s deferred tax asset valuation allowance.
Net sales for the first quarter of 2014 were $1.38 billion on shipments of 1,262,100 tons, compared to net sales of $1.37 billion on shipments of 1,289,800 tons for the year-ago first quarter and net sales of $1.46 billion on shipments of 1,420,000 tons for the fourth quarter of 2013. The reduction in shipments in the first quarter of 2014 compared to the fourth quarter of 2013 was primarily due to the effects of the previously disclosed unplanned outage at the company’s Ashland Works blast furnace discussed below. The overall reduction reflects a decline in shipments of electrical steel and of carbon steel to the spot market, partially offset by higher automotive shipments.
The company said its average selling price for the first quarter of 2014 was $1,096 per ton, a 3% increase from the first quarter of 2013 and an increase of 6% from the fourth quarter of 2013. The increase in average selling price is principally due to a richer shipment mix of value-added products.
The company incurred higher production costs in the first quarter of 2014 due to several significant factors. The extreme cold weather conditions in the United States during the first quarter of 2014 affected operations and caused severe spikes in energy costs. As a result, the company’s costs for natural gas and electricity were

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approximately $30.0 million higher than they were for the first quarter of 2013 and approximately $27.0 million higher than they were for the fourth quarter of 2013.
Another major driver of the company’s higher production costs for the 2014 first quarter was the previously disclosed incident at the company’s Ashland Works blast furnace. That incident occurred in late February and resulted in a temporary unplanned outage of the Ashland Works blast furnace. The company immediately began repairs and the blast furnace resumed operations in March. The company incurred approximately $18.0 million in costs during the first quarter of 2014 as a result of this unplanned outage.
In addition, the company incurred $29.4 million for planned outage costs during the first quarter of 2014, compared to $1.0 million in the year-ago first quarter and $1.5 million in the fourth quarter of 2013. The higher planned outage costs in the first quarter of 2014 include the acceleration of the majority of a previously disclosed planned maintenance outage at Ashland Works that had been originally scheduled for the second quarter of 2014. The company does not have any significant outages planned for the remainder of 2014.
The company also incurred higher costs for iron ore and carbon scrap during the first quarter of 2014 compared to the fourth quarter of 2013. In addition, during the first quarter of 2014, the company incurred a charge of $5.8 million relating to a tentative settlement of certain class action antitrust claims. The settlement remains subject to court approval. The company believes that the claims asserted against it lack merit, but it elected to enter into a settlement in order to avoid the ongoing expense of defending itself in protracted and expensive antitrust litigation.
The 2014 first quarter results included a LIFO credit of $1.5 million, compared to a LIFO credit of $6.0 million in the first quarter of 2013 and a LIFO credit of $4.3 million for the fourth quarter of 2013.
“Our first quarter results were negatively impacted by extreme cold weather in the U.S., as well as planned and unplanned outages at our Ashland Works,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Having worked through those challenges, we believe that AK Steel is well-positioned for a much improved second quarter.”

Liquidity
In March 2014, AK Steel entered into a new $1.1 billion asset-backed revolving credit facility with a group of lenders. The new credit facility, which expires in March 2019, replaced AK Steel’s prior $1.1 billion asset-backed revolving credit facility, which was set to expire in April 2016, and is secured by the same classes of assets as the replaced credit facility. The new credit facility provides the company with enhanced liquidity and greater financial and strategic flexibility. The company ended the first quarter of 2014 with total liquidity of $786.8 million consisting of cash and cash equivalents and $757.0 million of availability under the company’s revolving credit facility.

Second Quarter 2014 Outlook
Consistent with its current practice, the company expects to provide detailed guidance for its second quarter results in June.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including supply chain disruptions or poor quality of raw materials, including potential adverse effects on operations from raw material shortages due to recent extreme winter weather conditions, reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; production disruption or reduced production levels; the company’s healthcare and

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pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated computer crime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended
	March 31,
	2014	2013
Shipments (000 tons)	1,262.1	1,289.8
Selling price per ton	$1,096	$1,062

Net sales	$1,383.5	$1,369.8

Cost of products sold	1,335.6	1,252.3
Selling and administrative expenses	60.2	51.6
Depreciation	48.7	48.6
Pension and OPEB expense (income)	(25.7)	(15.9)
Total operating costs	1,418.8	1,336.6

Operating profit (loss)	(35.3)	33.2

Interest expense	32.2	31.0
Other income (expense)	(1.9)	1.8

Income (loss) before income taxes	(69.4)	4.0

Income tax expense (benefit)	1.8	(2.8)

Net income (loss)	(71.2)	6.8
Less: Net income attributable to noncontrolling interests	14.9	16.7

Net income (loss) attributable to AK Steel Holding Corporation	$(86.1)	$(9.9)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.63)	$(0.07)

Weighted-average shares outstanding:
Basic	136.1	135.7
Diluted	136.1	135.7

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$31.1	$45.3
Accounts receivable, net	498.9	525.2
Inventory, net	687.7	586.6
Other current assets	108.6	116.1
Total current assets	1,326.3	1,273.2
Property, plant and equipment	5,884.4	5,871.9
Accumulated depreciation	(4,040.0)	(3,991.8)
Property, plant and equipment, net	1,844.4	1,880.1
Investment in Magnetation LLC	186.5	187.8
Other non-current assets	258.2	264.6
TOTAL ASSETS	$3,615.4	$3,605.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$617.4	$601.8
Accrued liabilities	175.7	142.9
Current portion of long-term debt	0.6	0.8
Current portion of pension and other postretirement benefit obligations	73.4	85.9
Total current liabilities	867.1	831.4
Long-term debt	1,657.2	1,506.2
Pension and other postretirement benefit obligations	908.0	965.4
Other non-current liabilities	110.5	110.0
TOTAL LIABILITIES	3,542.8	3,413.0

Equity:
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 136,844,563 and 149,691,388 shares in 2014 and 2013; outstanding 136,712,665 and 136,380,078 shares in 2014 and 2013	1.4	1.5
Additional paid-in capital	1,909.3	2,079.2
Treasury stock, common shares at cost, 131,898 and 13,311,310 shares in 2014 and 2013	(0.9)	(174.0)
Accumulated deficit	(2,537.2)	(2,451.1)
Accumulated other comprehensive income	299.2	323.4
Total stockholders’ equity (deficit)	(328.2)	(221.0)
Noncontrolling interests	400.8	413.7
TOTAL EQUITY	72.6	192.7
TOTAL LIABILITIES AND EQUITY	$3,615.4	$3,605.7

Note: In January 2014, the Board of Directors authorized the formal retirement of 13,311,310 shares of common stock held by the Company as treasury stock. The retirement had no effect on the number of shares authorized or outstanding or on total stockholders’ equity.
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(71.2)	$6.8
Depreciation	45.1	45.1
Depreciation—SunCoke Middletown	3.6	3.5
Amortization	6.3	5.9
Deferred income taxes	0.5	(4.4)
Pension and OPEB expense (income)	(25.7)	(15.9)
Contributions to pension trust	(41.3)	(30.0)
Other postretirement benefit payments	(18.6)	(18.1)
Changes in working capital	(14.1)	(9.6)
Changes in working capital—SunCoke Middletown	(4.5)	3.3
Other operating items, net	(5.1)	6.4
Net cash flows from operating activities	(125.0)	(7.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(13.8)	(15.5)
Capital investments—SunCoke Middletown	—	(1.0)
Other investing items, net	6.8	0.8
Net cash flows from investing activities	(7.0)	(15.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	150.0	—
Redemption of long-term debt	(0.2)	(0.2)
Debt issuance costs	(3.3)	(1.5)
Purchase of treasury stock	(0.9)	(0.6)
SunCoke Middletown distributions to noncontrolling interest owners	(27.8)	(9.1)
Other financing items, net	—	(1.1)
Net cash flows from financing activities	117.8	(12.5)

Net increase (decrease) in cash and cash equivalents	(14.2)	(35.2)
Cash and cash equivalents, beginning of period	45.3	227.0
Cash and cash equivalents, end of period	$31.1	$191.8
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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss). The company has made these adjustments because management believes that doing so enhances the understanding of the company’s financial results. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests. For purposes of this report, “adjusted EBITDA” is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation and amortization. Adjusted EBITDA is presented because the company believes it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.
Management believes that reporting adjusted net income (loss), as a total and on a per share basis, which is defined as net income (loss) with the charge for deferred tax asset valuation allowance excluded, more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.  In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Also, although the tax valuation charge reduces reported net income (loss), it is a non-cash charge.
Management views the reported results of adjusted EBITDA and adjusted net income (loss) as important operating performance measures and believes that the GAAP financial measure most directly comparable is net income (loss).  Adjusted EBITDA and adjusted net income (loss) is used by management as supplemental financial measures to evaluate the performance of the business.  Management believes that these non-GAAP measures, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the company’s business versus the GAAP results alone. Neither current nor potential investors in the company’s securities should rely on the adjusted EBITDA results as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the reconciliations of adjusted EBITDA and adjusted net income (loss) to the comparable GAAP financial measure.
The following schedules reflect the reconciliations of the non-GAAP quarterly financial measures discussed in this release:

Reconciliation of Adjusted EBITDA

	Three Months Ended		Three Months Ended
	March 31,		Dec 31,
(dollars in millions)	2014	2013	2013
Net income (loss) attributable to AK Holding	$(86.1)	$(9.9)	$35.2
Net income attributable to noncontrolling interests	14.9	16.7	16.6
Income tax provision (benefit)	1.8	(2.8)	(24.0)
Interest expense	32.2	31.0	32.3
Interest income	—	(0.7)	(0.1)
Depreciation	48.7	48.6	45.2
Amortization	4.2	4.1	2.2
EBITDA	15.7	87.0	107.4
Less: EBITDA of noncontrolling interests (a)	18.5	20.2	20.2
Adjusted EBITDA	$(2.8)	$66.8	$87.2

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(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Three Months Ended
	March 31,		Dec 31,
(dollars in millions)	2014	2013	2013
Net income attributable to noncontrolling interests	$14.9	$16.7	$16.6
Depreciation	3.6	3.5	3.6
EBITDA of noncontrolling interests	$18.5	$20.2	$20.2

Reconciliation of Adjusted Net Income (Loss)

Three Months Ended
March 31,
(dollars in millions, except per share)	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$(54.4)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(31.7)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(86.1)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$(0.40)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(0.23)
Basic and diluted earnings (losses) per share, as reported	$(0.63)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended
	March 31,
	2014	2013
Tons Shipped by Product
Stainless/electrical	206.2	204.4
Coated	600.8	577.1
Cold-rolled	286.5	277.4
Tubular	30.9	31.5
Subtotal value-added shipments	1,124.4	1,090.4
Hot-rolled	108.5	172.3
Secondary	29.2	27.1
Subtotal non value-added shipments	137.7	199.4
Total shipments	1,262.1	1,289.8

Shipments by Product (%)
Stainless/electrical	16.3%	15.8%
Coated	47.6%	44.8%
Cold-rolled	22.7%	21.5%
Tubular	2.5%	2.4%
Subtotal value-added shipments	89.1%	84.5%
Hot-rolled	8.6%	13.4%
Secondary	2.3%	2.1%
Subtotal non value-added shipments	10.9%	15.5%
Total shipments	100.0%	100.0%

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